Exhibit 10.1

150 Second Street, 1st Floor
October 6, 2017	Cambridge Massachusetts 02141

VIA ELECTRONIC MAIL	TEL 617.418.2200
FAX 617.418.2201

Mr. Tom Civik

261 Oakdale Avenue

Mill Valley, CA 94941

Re:	Employment with Foundation Medicine, Inc.

Dear Tom:

On behalf of Foundation Medicine, Inc. (“Foundation Medicine” or “the Company”), I am very pleased to offer you employment with the Company in the position of Chief Commercial Officer.

The terms of your position with the Company are as set forth below in this letter agreement (“Agreement”):

1.    Position and Start Date. Your position at the Company will be Chief Commercial Officer. You will report to the Company’s Chief Executive Officer (“CEO”) and shall be deemed to be a member of the Company’s senior management team. In addition to performing the duties and responsibilities associated with the position above, from time-to-time the Company may assign you other duties and responsibilities consistent with such position. You will begin your employment with the Company (such date, the “Start Date”) no later than November 13, 2017.

2.    Compensation and Related Matters.

a.    Base Salary. You will be paid at a rate of $17,307.69 per bi-weekly pay period, representing payment for all hours worked by you for Foundation Medicine, and equivalent to an annualized base salary of approximately $450,000 (“Base Salary”). The Base Salary will be paid in accordance with Foundation Medicine’s standard payroll practices and subject to customary deductions and withholdings as required by law. You will be eligible to participate in annual salary reviews in accordance with the Company’s compensation practices, which practices will not provide for an annual review of your Base Salary in 2018.

b.    Performance Incentive Payment. Beginning in 2018, you will be eligible to participate in the Company’s annual performance incentive program, subject to its terms and conditions and at the discretion of the Company’s Board of Directors, with the potential to earn incentive compensation equivalent to a target of up to 50% of your then annual Base Salary (“Annual Performance Incentive Target”). The performance incentive is based upon the achievement of Company performance, department performance, and individual performance objectives. The Company may also make adjustments in the Annual Performance Incentive

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October 6, 2017

Target in connection with a promotion and otherwise in its discretion. Except in connection with the payment to you of a Severance Payment, you must be employed by the Company at the time a performance incentive is paid to earn any part of an incentive.

c.    Expenses. The Company will reimburse your reasonable out-of-pocket travel expenses and other expenses related to your work in accordance with the Company’s expense reimbursement policy.

d.    Long-Term Incentives. As incentive for you to join Foundation Medicine and share in the long-term growth of the Company, you will be eligible to participate in a long-term incentive award program with two separate but complementary awards: a cash incentive award, and an equity incentive award. Both of these awards will vest over a four-year period.

Cash Award. Subject to approval by the Board of Directors (or a committee thereof) or the Chief Executive Officer of the Company, as may be required by the Company’s applicable governance rules, you will be granted a cash award of $300,000 (“Cash Award”) effective on the first day of the calendar quarter following your Start Date (“Cash Grant Date”). The Cash Award will vest over a four-year period as follows: 25% will vest on the first anniversary of the Cash Grant Date, and an additional 12.5% will vest every six months thereafter until 100% of the Cash Award has vested. As a condition to receiving each Cash Award payment, you must be an employee of Foundation Medicine as of the relevant vesting date without any prior interruption of service. The Cash Award will be subject to the provisions of Foundation Medicine’s then-current long-term cash incentive award plans, as may be amended from time to time. Payment of each portion of the Cash Award will be subject to customary deductions and tax withholdings as required by law.

Restricted Stock Units. Subject to approval by the Board of Directors (or a committee thereof) or the Chief Executive Officer of the Company, as may be required by the Company’s applicable governance rules, you will be granted an equity award of Restricted Stock Units (“RSUs”) with an aggregate value of $1,400,000 (“Equity Award”). The number of RSUs to be granted as part of the Equity Award will be calculated based on the 30-day average closing trading price of Foundation Medicine common stock for the 30-day period ending at the end of the month preceding the Start Date. The effective date for the grant will be the first day of the calendar quarter following the Start Date (“Equity Grant Date”). Accordingly, based on your required Start Date, the Equity Grant Date of the Equity Award will be January 1, 2018. The RSUs issued under the Equity Award will vest over a four-year period as follows: 25% will vest on the first anniversary of the Equity Grant Date, and an additional 6.25% will vest on the first day of each subsequent quarter thereafter until 100% of the RSUs have vested. As a condition to receiving each portion of the RSUs vesting under the Equity Award, you must be an employee of Foundation Medicine as of the relevant vesting date without any prior interruption of service. The Equity Award will be governed by a restricted stock unit award agreement in the standard form approved by Foundation Medicine’s Board of Directors and shareholders, and will be subject to the provisions of Foundation Medicine’s then-current stock incentive plan (together with any other incentive equity plan(s), as may be amended from time to time, any associated award agreements, the “Equity Documents”).

Mr. Tom Civik

October 6, 2017

e.     Other Benefits. As a regular, full-time employee, you will be eligible to participate in the employee benefit programs that Foundation Medicine offers to its employees in comparable positions, which programs currently include health insurance, dental insurance, life and disability insurance, a 401(k) plan with an employer matching contribution, and sick time, in each case subject to plan terms and generally applicable Foundation Medicine policies. You are entitled to accrue up to fifteen (15) days of vacation each calendar year and to such other holidays as Foundation Medicine recognizes for employees having comparable responsibilities and duties. For any calendar year in which you are employed with the Company for only a portion of such year, the vacation time will be pro-rated. Descriptions of the Company’s benefits will be available upon request. The Company retains the right to amend, modify, or cancel any benefits program, subject to applicable law. Where a particular benefit is subject to a formal plan (for example, health insurance or 401(k)), eligibility to participate in and receive any particular benefit is governed by the applicable plan document.

f.    Sign-On Bonus. You will receive a one-time payment of $100,000 (less required withholdings) within thirty (30) days of your Start Date (“Sign-On Bonus”). If you resign from Foundation Medicine within one (1) year of the Start Date, or you are terminated by Foundation Medicine for Cause (defined below) within one (1) year of the Start Date, you are required to repay Foundation Medicine the total amount of the Sign-On Bonus within one week of your separation date and, to the maximum extent permitted by applicable law, you hereby authorize Foundation Medicine to deduct as a valid set-off against any wages, vacation pay, performance bonus/incentive compensation, outstanding expense report, and/or any other payments or compensation accrued or otherwise owed to you by Foundation Medicine up to the full amount of the Sign-On Bonus.

g.    Living Expense Assistance and Relocation. The Company requires that, as condition of employment, you relocate to the Boston metropolitan area (“Area”) on a date (the “Relocation Date”) that is not later than six (6) months following your Start Date (such six month period, the “Transition Period”). The Company acknowledges and agrees that during the Transition Period you may decide to establish temporary residence in the Area and/or commute from your home in California to the Area. If you determine to establish temporary residence and/or to commute, you will do so in accordance with a schedule agreed to by the CEO, provided, that it is understood that the Company’s expectation is that during the Transition Period you will average 80% of your regular business hours working from the Company’s Cambridge offices.

During the Transition Period, the Company will provide you with a living expense allowance, payable only in the form of a reimbursement for actual expenses and not as an addition to your salary, in an amount up to $35,000 (the “Living Expense Allowance”). The Living Expense Allowance will reimburse you for lodging expenses, customary living expenses, and food expenses (to the extent such food expenses are not otherwise reimbursable as a business expense under the Company’s business expense policy), in each instance as incurred in connection with your temporary residence in the Area (“Living Expenses”) and subject to substantiation in accordance with the Company’s travel and entertainment policies. The Company will also reimburse or directly pay for your travel expenses (including air and ground

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transportation and parking) incurred in commuting up to six (6) times between California and the Area during the Transition Period (“Commuting Expenses”). For the avoidance of doubt, if the total cost of Living Expenses is less than the Living Expense Allowance, or if you take less than six (6) commuting trips during the Transition Period, you shall not be entitled to receive supplemental compensation equivalent to the value of unused Living Expense Allowance and unused Commuting Expenses.

If, and conditional upon, your relocation to the Area prior to the end of the Transition Period, the Company will reimburse you for the reasonable relocation expenses (“Relocation Expenses”) incurred by you up to $75,000. Reimbursable Relocation Expenses shall include the costs or expenses incurred by you in connection with searching for a permanent residence in the Area and thereafter relocating and establishing your family’s residence to the Area. Relocation Expenses may include customary closing costs, but not financing costs, related to the sale of your current residence or the purchase of your new residence in the Area.

If you are terminated for Cause, or if you resign without Good Reason from the Company, in each instance within 24 months after your Start Date, you will reimburse the Company for the entirety of the amount of the Living Expenses, Commuting Expenses, and Relocation Expenses paid to you within thirty (30) days of your last day of employment.

The Company will determine in its reasonable judgement what, if any, of your Living Expenses, Commuting Expenses, and Relocation Expenses paid for or reimbursed by the Company are taxable to you in accordance with applicable law and will comply with associated withholding and tax reporting obligations. To the extent that certain of these Living Expenses, Commuting Expenses, and Relocation Expenses are deemed taxable by the IRS in a given year, the Company will provide you with a tax gross-up payment such that after payment of taxes (federal, state, and employment) on such amount, there remains a balance sufficient to pay the taxes (federal, state, and employment) on the amount of you taxable reimbursable Commuting Expenses and Living Expenses. The Company will make such gross-up payment promptly but in no event later than the end of the calendar year in which you remit the related taxes.

3.    At-Will Employment. Your employment at all times shall remain “at will,” meaning that either you or the Company may terminate the employment relationship at any time, for any lawful reason, with or without Cause.

4.    Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement. As part of your employment with Foundation Medicine, you will be exposed to, and provided with, valuable confidential and/or trade secret information concerning Foundation Medicine and its present and future business plans and operations. As a result, in order to protect Foundation Medicine’s substantial investment of time and money in the creation and maintaining of its confidential information and good-will with its customers, clients, and collaborators, your offer of employment is contingent upon your signing the Company’s Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Restrictive Covenant Agreement”), a copy of which is attached to this Offer as Exhibit A and your continued willingness to abide by its terms.

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October 6, 2017

By the same token, Foundation Medicine expects you to abide by and honor the terms of any agreements you may have with your present or prior employers. By signing below, you represent that you are not subject to any agreements which might restrict your conduct at the Company, and that you understand that if you become aware at any time during your employment with the Company that you are subject to any agreements which might restrict your activities at Foundation Medicine, you are required to immediately inform your manager of the existence of such agreements. In the event of an irresolvable conflict, your employment by Foundation Medicine could be subject to termination and such termination would be deemed a for “Cause” termination for purposes of this Agreement and the Equity Documents.

Also, just as Foundation Medicine regards the protection of our confidential information as a matter of great importance, we also respect that you may have an obligation to your present and/or prior employers to safeguard the confidential information of those companies. Foundation Medicine respects these obligations, and expects you to honor them as well. To that end, we expect that you have not taken any documents or other confidential information from your current or previous employers. Further, we want to make it perfectly clear you should not bring with you to Foundation Medicine, or use in the performance of your duties for our Company, any proprietary business or technical information, materials or documents of a former employer, or otherwise disclose or use any former employer’s confidential information.

5.    Work Authorization. This offer of employment is contingent on you being legally authorized to work in the United States, and you will need to complete an I-9 Employment Verification Form no later than your first day of work.

6.    Termination of Employment.

a.    Severance Payments. Without otherwise limiting the “at will” nature of your employment if: (i) your employment is terminated by the Company without Cause at any time, or (ii) within eighteen (18) months following a Change in Control you terminate your employment with the Company for Good Reason in accordance with the Good Reason Process, and, in either event, you enter into, do not revoke, and comply with a Release (as that term is defined below), the Company shall pay or provide you with: (a) Salary Continuation for twelve (12) months following your termination date (the “Salary Continuation Period”); (b) Health Care Continuation during the Salary Continuation Period; and (c) a performance incentive payment equal to your current year Annual Performance Incentive Target, (collectively, the “Severance Payments”); provided and notwithstanding the foregoing, if your employment is terminated in connection with a Change in Control and you immediately become reemployed by any direct or indirect successor to the business or assets of the Company, the termination of your employment upon the Change in Control shall not be considered a Termination without Cause for purposes of this Agreement.

b.    Equity Acceleration. In the event that you become entitled to Severance Payments at any time within eighteen (18) months following a Change in Control, and you enter into, do not revoke, and comply with a Release, then all outstanding unvested equity-based compensation awards that have been granted acceleration rights and were granted to you under the Equity Documents prior to the Change in Control shall become exercisable and vested in full,

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and all restrictions thereon shall lapse, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such awards or in the underlying equity plan, and the Company and you hereby agree that any agreements covering such awards are hereby, and will be deemed to be, amended to give effect to this provision.

c.    Non-Eligibility for Severance Payments or Equity Award Acceleration. For the avoidance of doubt, you and the Company acknowledge that if your employment is terminated: (i) by the Company for Cause, (ii) by you without Good Reason, (iii) by you with Good Reason following a Change in Control but without complying with the Good Reason Process, or (iv) as a result of your death or disability, then, as a result of such termination, (w) you shall not be entitled to Severance Payments, (x) you shall be entitled to receive only base salary earned plus accrued but unused vacation pay through the date of termination, (y) the unvested portion of your Equity Awards will not accelerate, and (z) your Equity Awards shall expire or be forfeited in accordance with the terms of the Equity Documents.

7.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Company” means Foundation Medicine, Inc., and its successors and assigns.

“Cause” means one or more of the following events: (i) your conviction of, or the entry of a pleading of guilty or nolo contendere to, any crime involving (A) fraud or embezzlement, or (B) any felony; (ii) your willful failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities as set forth in your job description; (iii) a material breach by you of any provision of this Agreement, the Restrictive Covenant Agreement, or any of the other agreements you have with the Company, which breach continues or remains uncured after thirty (30) days’ notice setting forth in reasonable detail the nature of such breach; or (iv) material fraudulent conduct by you with respect to the Company.

“Change in Control” shall mean any of the following:

a.    any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

b.    the date when a majority of the members of the Board of Directors of the Company is replaced by individuals who, prior to their election, or nomination for election by the Company’s shareholders, were not approved by a majority of the members of the Board of Directors in existence on the date immediately prior to such election, appointment or nomination

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(excluding any individuals nominated by any member of the Investor Group (as defined in that certain Investor Rights Agreement, dated as of January 11, 2015 (as amended from time to time), by and among the Company, Roche Holdings, Inc. and certain other stockholders of the Company named therein (the “Investor Rights Agreement”) following the occurrence of a Material Breach (as defined in the Investor Rights Agreement)); or

c.    the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

d.    the consummation by any member of the Investor Group of any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving the Company that results in the Investor Group collectively owning all of the outstanding Voting Securities of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (a), (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns fifty percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (a); or (ii) as a result of Roche’s acquisition of Voting Securities as provided under Section 4.03(a) and/or 4.04(b) of the Investor Rights Agreement.

“Equity Award” means all incentive stock options, non-statutory stock options, shares of restricted stock, restricted stock units or other incentive equity awards in respect of shares of the Company’s equity securities that have been or will be granted to you by the Company.

“Good Reason” means that you have complied with the “Good Reason Process” (defined below) following the occurrence of any one or more of the following events or circumstances within eighteen (18) months following a Change in Control:

(i)    a change in title, responsibility authority to a position less than executive level (with such change measured by reference to your title within your business unit post-Change in Control, and not necessarily the applicable company as a whole);

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(ii)     your work location is located more than fifty (50) miles from the Company’s office location at which you were principally working as of the effective date of the Change in Control; or

(iii)    the material breach of this Agreement by the Company or any of the agreements you have with the Company relating to Equity Awards or equity of the Company, which breach constitutes or remains uncured after thirty (30) days’ notice setting forth in reasonable detail the nature of such breach.

“Good Reason Process” means that (i) you reasonably determine that a Good Reason condition has occurred within eighteen (18) months following a Change in Control, (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition, (iii) you cooperate in good faith with the Company’s efforts for a period of not less than thirty (30) days following such notice (the “Cure Period”) to remedy the Good Reason condition, (iv) notwithstanding such efforts a material element of at least one Good Reason condition continues to exist, and (v) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company fully cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. The Company’s success at curing a Good Reason condition shall not bar or preclude your right to notify the Company of the occurrence of another Good Reason condition within eighteen (18) months following a Change in Control and to proceed with the Good Reason Process.

“Health Care Continuation” means that if you are participating in the Company’s group health plans immediately prior to the date of your termination, then subject to your timely election and eligibility for benefits under the federal COBRA law, and any law that is the successor to COBRA, the Company shall continue to pay the employer portion of your health benefits until the earlier of the end of the Salary Continuation Period and the date you become re-employed or otherwise ineligible for COBRA.

“Release” shall mean a separation agreement in a form prescribed by the Company that includes, without limitation, (i) a general release of claims and non-disparagement covenant, both in favor of the Company and related persons and entities, (ii) reaffirmation of your obligations under the Restrictive Covenant Agreement, the terms of which will be incorporated by reference into the Release, and (iii) a provision stating that, if you breach any of the material provisions of Release, in addition to all other rights and remedies, the Company shall have the right to receive reimbursement for, or to terminate or cease payment of, Severance Payments paid or payable to you.

“Salary Continuation” means that the Company shall continue to pay you your base salary at the rate in effect on the date of termination during the Salary Continuation Period. The first payment of Salary Continuation shall be paid within sixty (60) days after the date of termination and shall be made on the Company’s regular payroll dates; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the first payment of Salary Continuation shall be paid in the second calendar year. In the event you miss one or more regular payroll periods between the date of termination and the first Salary Continuation payment, the first Salary Continuation payment shall include a “catch up” payment of accrued but unpaid Salary Continuation payments.

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October 6, 2017

8.    Section 409A Compliance. To the extent that any Severance Payments or other benefits to you constitute “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986 (as amended or replaced) (the “Code”), then such Severance Payments or benefits shall begin only upon or after the date of your “separation from service” (within the meaning of Section 409A of the Code), which may occur on or after the date of the termination of your employment. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A. Anything to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one day after your separation from service, or (ii) the your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The determination of whether and when your “separation from service” from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h). Solely for purposes of this Section, “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event, shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to

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preserve the payments and benefits provided hereunder without additional cost to either party. The Company shall have no liability to you or to any other person if any provisions of this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

9.    Section 280G Limitation.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of the Severance Payments, and any additional compensation, payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Total Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)    If the Total Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by you on the amount of the Total Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, you shall be entitled to the full benefits payable under this Agreement.

(ii)    If the Threshold Amount is less than (x) the Total Severance Payments, but greater than (y) the Total Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Total Severance Payments which are in excess of the Threshold Amount, then the Total Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Total Severance Payments shall not exceed the Threshold Amount. In such event, the Total Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)    For the purposes of this Section 10, “Threshold Amount” shall mean three times the your “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by you with respect to such excise tax.

(c)    The determination as to which of the alternative provisions of Section 10(a) shall apply to you shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the termination date, if applicable, or at such earlier time as is reasonably requested by the Company or you. For purposes of determining which of the alternative provisions of Section 10(a) shall apply, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to

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individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the your residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and you.

10.    Litigation and Regulatory Cooperation. During and after your employment, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also agree to cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 10.

11.    Relief. If you breach, or propose to breach, any portion of this Agreement, including any of the provisions of the Restrictive Covenant Agreement, or, if applicable, the Release Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, and, if applicable, the Company shall have the right to suspend or terminate payment of the Severance Payments or any other payments, benefits and or accelerated vesting pursuant to Section 6 of this Agreement. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve you of duties under this Agreement, the Restrictive Covenant Agreement, the Equity Documents or the Release Agreement.

12.    Miscellaneous.

(a)    This Agreement, including the Restrictive Covenant Agreement and the Equity Documents, constitute the entire agreement as to your employment relationship with the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b)    This Agreement shall remain in effect if you are transferred, promoted, or reassigned to work in functions other than your current functions at the Company. Your obligations under this Agreement shall survive the termination of your employment with the Company regardless of the manner or the reasons for such termination.

(c)    This Agreement may not be modified or amended unless agreed to in writing by you and an expressly authorized representative of the Company.

(d)    No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the

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performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e)    All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(f)    This Agreement shall inure to the benefit of, and be binding upon, the Company and you, and our respective heirs, legal representatives, successors and assigns. This Agreement may be assigned by the Company without your consent to any successor entity in the event of a merger, acquisition, change of control, or sale of all or substantially all of the business or assets of the Company. “Foundation Medicine” and “Company” shall also mean any such successor entity as the context requires.

(g)    The resolution of any disputes as to the meaning, effect, performance or validity of this Agreement, the Restrictive Covenant Agreement or arising out of, related to, or in any way connected with your employment with the Company or any other relationship between you and the Company will be governed by the law of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law. Any dispute arising under this Agreement, except those under the before Restrictive Covenant Agreement, shall be resolved exclusively by arbitration conducted a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect at the time such arbitration is conducted. All hearings shall be held in Boston, Massachusetts. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties shall bear equally the costs of arbitration, including the costs of the arbitrator.

(h)    If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

(i)    This Agreement may be executed in two counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

Mr. Tom Civik

October 6, 2017

Tom, I look forward to you joining the Company. If you have further questions or require additional information, please feel free to contact me.

Sincerely,

/s/ Troy Cox

By:	Troy Cox
Title:	Chief Executive Officer

Please confirm your acceptance of this offer by signing this letter and emailing the signed letter to Susan Miele by close of business on Wednesday, October 11, 2017.

YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, INCLUDING EXHIBIT A, AND UNDERSTAND AND AGREE TO ALL OF THE PROVISIONS IN THIS AGREEMENT AND ITS EXHIBITS. FACIMILE AND PDF SIGNATURES SHALL HAVE THE SAME LEGAL EFFECT AS ORIGINALS.

Accepted and agreed by:

/s/ Tom Civik
Tom Civik

Date: October 10, 2017